EXHIBIT 99.1

Team, Inc. Pre-Announces First Quarter Earnings for Fiscal 2016: Cites Softness in End Markets Due to Commodity Price Uncertainties

SUGAR LAND, Texas, Sept. 29, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today pre-announced that it expects to report adjusted earnings for the first fiscal quarter ended August 31, 2015, of approximately $0.22 per share (excluding the impact of non-routine costs), compared to adjusted earnings of $0.34 per share in the first quarter of fiscal 2015. Revenues in the current year quarter were $222 million compared to $188 million in the prior year quarter.

Team continues to expect full year revenues to be about $1.1 billion, but is lowering its expectation for full year adjusted earnings to $2.15 per share, a downward adjustment from the previously anticipated $2.45-$2.60 per share.

"The lower first quarter and full year adjusted earnings estimates reflect the current softness in demand for our services due to continuing commodity price pressures on our end markets, as well as the negative impact of foreign currency exchange rates versus the U.S. dollar," said Ted Owen, Team's President and CEO. "While we see many positive opportunities over the course of the coming year, the general market lethargy causes us to now be cautious about the near-term outlook," said Mr. Owen.  "It is important to note that the downward adjustment of our earnings estimate is unrelated to our recently announced Qualspec acquisition. We are off to a good start with the integration of that transaction and its business, and the outlook for our NDT inspection business remains strong," said Mr. Owen.

Conference Call

In connection with this release, Team will hold a brief conference call for investors today (Tuesday, September 29, 2015), beginning at 10:00 a.m. Central Time. The call will be broadcast over the Web and can be accessed on Team's Website, www.teaminc.com. Individuals wishing to participate in the conference by phone may call 877-730-9522 and connect to conference ID 51289713.

Team expects to issue its first quarter financial statements after the close of market on Tuesday, October 6, 2015 and have its usual investor conference call on Wednesday, October 7, 2015 to more fully discuss the details of the quarter and its outlook.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Greg L. Boane
         (281) 388-5541